EXHIBIT 4.12

	Vessel’s name and IMO number (Annex A) Hellas Avatar 9722613

1.	Place and date of Agreement (Cl. 35)	2.	Date of commencement of Agreement (Cls. 2 and 30)

	Athens, Greece 18/11/2025		18/10/2025 which is one month prior to the Vessel’s delivery

3.	Owners (name, place of registered office and law of registry) (Cl. 1)	4.	Managers (name, place of registered office and law of registry) (Cl. 1)

(i) Name: Avatar Maritime Inc

(ii) Place of registered office: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands, MH 96960

(iii) Law of registry: Marshall Islands

			(i) Name: Latsco Marine Management Inc. (ii) Place of registered office: Calle Aquilino de la Guardia No.8, Panama, Republic of Panama (iii) Law of registry: Panamanian

5.	The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i))	6.	Technical Management (state “yes” or “no” as agreed) (Cl. 4)

	(i) Name: Latsco Marine Management Inc.		Yes

	(ii) IMO Unique Company Identification number: 1754044	7.	Crew Management (state “yes” or “no” as agreed) (Cl. 5(a))

	(iii) Place of registered office: Calle Aquilino de la Guardia No.8, Panama, Republic of Panama		Yes

	(iv) Principal place of business: 4, Xenias Street, Kifissia, Attiki, , Greece	8.	Commercial Management (state “yes” or “no” as agreed) (Cl. 6)

			Yes

9.	Chartering Services period (only to be filled in if “yes” stated in Box 8) (Cl.6(a)) 12 months unless otherwise agreed between the Parties	10.

Crew Insurance arrangements (state “yes” or “no” as agreed)

(i)  Crew Insurances* (Cl. 5(b)): Yes

(ii)  Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): Yes

*only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)

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11.	Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) Yes	12.	Optional insurances (state optional insurance(s) as agreed, such as kidnap and ransom, loss of hire and FD & D) (Cl. 11(a)(iv)) Yes

13.	Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) 5 percent per annum	14.

Emission Trading Scheme Allowances (Cl. 10)

(i) Subclause (a)(iii) to apply (state “yes” or “no” as agreed): Yes

(ii) Subclause (b)(iii), (iv) and (v) (state number of days to apply):

(iii) Subclause (c) (state fee, if not included in annual management fee): N/A

15.	Management fees (state amounts) (Cl. 13(a))	16.	Attendance fee (state amount and number of days) (Cl. 13(c))
	(i) Predelivery management fee: Half (50%) of the daily management fee (ii) Daily management fee: Euro 1250 (adjusted annually on 1st of February)		(i) Daily rate: as per Notes in Annex C (ii) For attendance in excess of number of days per year pro rata: as per Notes in Annex C

17.	Nominated bank account (Cl.13(a))	18.	Lay-up period / number of months (Cl.13(d))

	a) Euros Account:		One month

Account name: Latsco Marine Management Inc

Account number: 66388013

Currency: EUR

IBAN: GB29DNBA40511466388013

BIC: DNBAGB2L

Sort Code: 40-51-14

b) Dollars Account

Account name: Latsco Marine Management Inc

Account number: 66388012

Currency: USD

IBAN: GB56DNBA40511466388012

BIC: DNBAGB2L

Sort Code: 40-51-14

USD Correspondent – Bank of New York Mellon, New York

BIC – IRVTUS3N

19.	Minimum contract period (state number of months) (Cl. 30(a)) 36 months unless otherwise agreed between the Parties	20.	Management fee on termination (state number of months to apply) (Cl. 31(h)) Three months

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21.	Severance Costs (state maximum amount) (Cl. 31(i)) N/A

22.

 Law & arbitration ((a) English law/London arbitration, (b) US law/New York arbitration, (c) English law/Singapore arbitration, (d) Singapore law/Singapore arbitration, (e) Hong Kong law/Hong Kong arbitration, (f) English law/Hong Kong arbitration, (g) Other. Choose law and arbitration venue. If alternative (g)(Other) is chosen, Clause 32 must be appropriately filled in or replaced, failing which alternative (a)(English law/London arbitration) shall apply).

(a): English law/London arbitration

23.	Email address for receipt of arbitration notices and communications on behalf of Owners (Cl. 32) gim@latsco.com	24.	Email address for receipt of arbitration notices and communications on behalf of Managers (Cl. 32) ageorgantzis@lmm.gr

25.	Notices (state full style contact details for serving notice to the Owners) (Cl. 34)	26.	Notices (state full style contact details for serving notice to the Managers) (Cl. 34)

	Avatar Maritime Inc. c/o Latsco Shipping Limited Gildo Pastor Center 7 Rue du Gabian MC 98000 - Monaco Attention: George Margaronis Email: gim@latsco.com		Latsco Marine Management Inc., 4 Xenias street, Kifissia, Attiki , Greece Attention: Antonis Georgantzis Email: ageorgantzis@lmm.gr

It is mutually agreed between the Party stated in Box 3 and the Party stated in Box 4 that this Agreement consisting of PART l and PART ll as well as Annexes “A” (Details of Vessel or Vessels), “B” (Details of Crew), “C” (Budget), attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART l and Annexes “A”, “B”and “C” shall prevail over those of PART ll to the extent of such conflict but no further.

The Party responsible for issuing the final execution version of this Agreement warrants that it is an Authentic BIMCO Template procured from a properly authorized source and that all modifications to it are clearly visible. “Authentic BIMCO Template” means a BIMCO-approved standard contract in an editable electronic format.

Signature(s) (Owners)	Signature(s) (Managers)
Avatar Maritime Inc	Latsco Marine Management Inc.
Name: George Margaronis	Name: Antonis Georgantzis
Position: Authorized Signatory	Position: Authorized Signatory

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PART II

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliates” means a company, partnership, or other legal entity which controls, is controlled by, or is under common control with, a Party.

“Charter” means any voyage, time or demise charter contract of affreightment or other employment contract entered into in respect of the Vessel.

“Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see subclauses 9(b)(i) or 9(c) (ii), whichever is applicable).

“Control” means the direct or indirect ownership of fifty per cent (50%) or more of the issued share capital or any kind of voting rights in a company, partnership, or legal entity, and “controls”, “controlled” and “under common control” shall be construed accordingly.

“Crew” means the personnel of the numbers, rank and nationality specified in Annex “B” hereto.

“Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation and loss of personal effects (see subclause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 11 (Insurance Policies) and Boxes 10 and 11).

“Delivery” means the date on which the Company identified in Box 5 becomes responsible for the Vessel under the ISM and ISPS Codes.

“EU MRV Regulation" means the European Union Monitoring Reporting and Veriﬁcation regulation.

“Flag State” means the State whose flag the Vessel is flying

"IMO DCS" means the IMO Regulation of Data Collection and Submission system.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Managers” means the party identified in Box 4.

“Management Services” means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, SECTION 3 - Obligations (Clause 10) as indicated in Box 14, and all other functions performed by the Managers under the terms of this Agreement, including Predelivery Services.

"OPA" means the Oil Pollution Act of 1990.

“Operating Account” means an account held in the name of the Managers, unless the parties decide otherwise, with a bank or financial institution nominated by the Managers and approved by the Owners.

“Owners” means the party identified in Box 3.

“Parties” means the Owners and the Managers and each individually a “Party”.

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PART II

“Predelivery Services” means the services performed by the Managers for and in respect of the Vessel prior to Delivery.

“Request for funds” means a written statement or invoice describing Operating Expenses in addition to or in excess of those to be funded pursuant to Clause 13 (a)(v) and setting forth the amount (in USD) required by the Managers in order to enable the Managers to satisfy such Operating Expenses.

“Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any seafarer employment agreement for service on the Vessel.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and 2010 and any amendment thereto or substitution therefor.

"UK MRV Regulation" means the United Kingdom Monitoring Reporting and Veriﬁcation Regulation.

"USD" and "Dollars" means the lawful currency of the United States of America from time to time.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

“Vessel Revenue” means any moneys earned by the Owners from the operation of the Vessel, including gross freight, dead freight, demurrage, charter hire, delivery/redelivery bonus, commissions, interest, currency gains, insurance proceeds and other income of any kind.

"VGP" means the Vessel General Permit requirements as imposed by the US EPA under NPDES 2013, as may be substituted by US VIDA.

2.	Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Agreement and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3.	Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all applicable rules and regulations.

The Managers shall provide the Management Services specified hereunder and shall have the power in the name of the Owners or otherwise on their behalf to do all things which may be expedient or necessary for the provision of said Management Services or otherwise in relation to the proper and effective management of the Vessel.

Subject to the terms and conditions herein provided, the Owners shall (in addition to the payment of the Management Fee provided hereunder) reimburse the Managers in respect of all disbursements and expenses of whatsoever kind, which are incurred by the Managers in connection with the provision of the Management Services hereby contracted for. However nothing in this Agreement shall be deemed to obligate the Managers to expend their own funds in the payment of any amounts to be disbursed for the account of the Owners, it being understood that such funds shall be provided by the Owners as herein set forth. Working capital covering at least the operating expenses for a period of one month, as computed by the Managers to be advanced by the Owners as and when required by the Managers.

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PART II

SECTION 2 – Services

4.	Technical Management

(only applicable if agreed according to Box 6).

The Managers shall provide technical management which includes, but is not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b)	ensuring compliance with the ISM Code;

(c)	ensuring compliance with the ISPS Code;

(d)	operating a drug and alcohol policy as agreed with the Owners;

(e)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(f)

arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(g)	arranging the supply of necessary, provisions, stores, spares and lubricating oil;

(h)	appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(i)	arranging for the sampling and testing of fuels, as applicable; and

(j)	in accordance with the Owners’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement.

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PART II

5.	Crew Management and Crew Insurances

(a)	Crew Management

(only applicable if agreed according to Box 7)

The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW.

The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member’s country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew’s tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners . In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv)  ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)  arranging transportation of the Crew, including repatriation;

(vi)  arranging the supply of provisions unless provided by the Owners;

(vii)  training of the Crew in line with Managers’ crew training matrix;

(viii)  conducting union negotiations if needed; and

(ix)  if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

(b)	Crew Insurances

(only applicable if subclause 5(a) applies and if agreed according to Box 10)

The Managers shall throughout the period of this Agreement provide the following services:

(i)  arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);

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PART II

(ii) ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in subclause 5(b)(i);

(iii) ensuring that all premiums or calls in respect of the insurances in subclause 5(b)(i) are paid by their due date;

(iv)  if obtainable at no additional cost, ensuring that insurances in subclause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.

(v)  providing written evidence, to the reasonable satisfaction of the Owners, of the Managers’ compliance with their obligations under subclauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in subclause 5(b)(i).

6.	Commercial Management
(only applicable if agreed according to Box 8). The Managers shall provide the following services for the Vessel in accordance with the Owners’ instructions, which shall include but not be limited to:
(a)

seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;

(b)	arranging for the provision of fuels of the quality specified by the Owners as required for the Vessel’s trade;

(c)

voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums or emission allowances due to the Owners related to the commercial operation of the Vessel in accordance with Clause 12 (Owners’ Receivables and Expenses);

(d)	issuing voyage instructions;

(e)	appointing agents;

(f)	appointing stevedores; and

(g)	arranging surveys associated with the commercial operation of the Vessel.

7.	Insurance Arrangements

(only applicable if agreed according to Box 11).

The Managers shall arrange insurances in accordance with Clause 11 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.

SECTION 3 – Obligations

8	Managers’ Obligations

(a)

The Managers undertake to use their best endeavors to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided, however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available personnel and resources in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

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PART II

(b)

Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they (or their nominee) shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code(including the IMO DCS, the UK MRV Regulation and the EU MRV Regulation), if applicable. The Managers shall provide the agreed management services in the name and on behalf of the Owners in all parts of the world directly or through agents. Port activities, pilotage, towage, wharfage and dockage, canal transits, services of agents and consultants, surveys as well as bunkering shall be done at Owner's time and cost, if not arranged by Charterers.

9.	Owners’ Obligations

(a)

The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement by transfer from the Operating Account with Piraeus Bank. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Company responsible for compliance with the ISM and ISPS Codes ;

(ii)  procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW; and

(iii)  instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers’ safety management system.

(d)	Where the Managers are providing crew management services in accordance with subclause 5(a) the Owners shall:

(i)  inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners’ Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners’ account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

(ii)  agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change ; and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

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PART II

10.	Emission Trading Scheme Allowances

 ATTENTION: It is strongly recommended that the Parties read the accompanying explanatory notes and, in particular, carefully consider the consequences of the Owners mandating and the Managers accepting such mandate by a signed document whereby the Managers assume responsibility for compliance with applicable Emission Scheme(s) under subclause (b) of this Clause. The Parties should complete the number of days in subclause (b)(iii), (iv) and (v).

Notwithstanding any other provision in this Agreement, the Owners and the Managers (together the "Parties" and each individually a “Party”) agree as follows:

“Emission Allowances” means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme.

“Emission Data” means data and records of the Vessel’s emissions in the form and manner necessary to calculate its Emission Allowances.

“Emission Scheme” means a greenhouse gas emissions trading scheme which for the purposes of this Clause shall include the European Union Emissions Trading System and any other similar systems imposed by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

“Responsible Entity” means the party responsible for compliance under any Emission Scheme(s) applicable to the Vessel by law and/or regulation.

(a)	Owners as Responsible Entity

Where the Owners are the Responsible Entity:

(i)  the Owners shall comply with or procure compliance with any Emission Scheme(s) applicable to the Vessel throughout the period of this Agreement at their expense.

(ii)  the Managers shall provide the Owners with Emission Data in a timely manner to enable compliance with subclause (i) above, and/or at regular intervals to be agreed between the Parties. Such Emission Data shall be verified by an accredited verifier, where applicable, and if required by Owners audited by an independent party approved by them, at the Owners’ expense.

(iii)  Emission Scheme Management Services

This subclause (iii) is applicable only if the Parties state “Yes” in Box 14(i)

The Managers shall provide Emission Scheme management services which shall include, but not be limited to, the following:

(1) providing the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required;

(2) arranging the monitoring and reporting of the Emission Data to the administering authority in accordance with the Emission Scheme(s); and

(3) arranging the surrender of the Owners’ Emission Allowances in accordance with the Emission Scheme(s).

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PART II

(b)	Managers as Responsible Entity

Where the Managers (or the Managers’ nominee) are made the Responsible Entity under any Emission Scheme(s) applicable to the Vessel, or assume that responsibility by agreement between the Parties in accordance with such Emission Scheme(s)*, the following shall apply:

(i)  The Managers shall provide the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required.

(ii)  The Managers shall monitor and report Emission Data to the administering authority in accordance with the Emission Scheme(s) applicable to the Vessel.

(iii)  The Managers shall each month prepare and present to the Owners, in writing, their estimates of the Emission Allowances for the Vessel for the ensuing month, including the reconciliation of the Vessel’s actual emissions under each Emission Scheme applicable to the Vessel for the previous months and adjustment for any previous shortfall or excess. Such Emission Allowances shall be received by the Managers (or the Managers’ nominee) from the Owners within the number of days stated in Box 14(ii) after receipt by the Owners of the Managers’ written request.

(iv) No later than fourteen (14) days prior to termination of this Agreement, the Managers shall prepare and present to the Owners, in writing, their estimates of the Emission Allowances due for the Vessel for the final month or part (14) days’ time the Managers shall notify the Owners of said Emission Allowances as soon as possible. Within the number of days stated in Box 14 (ii) of such notification, but not later than the termination of the Agreement, the nominee).

Allowances actually due according to the Emission Scheme(s) applicable to the Vessel as at the time and date of termination of this Agreement, shall be reconciled and settled between the Parties within the number of days stated in Box 14(ii).

(vi) The Parties may agree to financial security for the Owners’ obligations under subclause (b)(iii), (iv) and (v) above. In any event, the Owners shall provide the Managers (or the Managers’ nominee) in a timely manner with the Emission Allowances required to fulfil their obligations under the applicable Emission Scheme(s).

(vii) The Managers (or the Managers’ nominee) shall surrender the Emission Allowances in accordance with the such emission Allowances to the Managers (or the Managers’ nominee).

(viii) Any Emission Allowances or financial security transferred by the Owners to the Managers (or the Managers’ nominee) under this subclause (b) shall be held to the credit of the Owners separately until surrendered to the administering authority of the Emission Scheme(s) applicable to the Vessel.

(c)

The Owners shall pay to the Managers the fee stated in Box 14(iii) in an area subject to an Emission Scheme applicable to the Vessel. If no amount is entered in Box 14(iii), such fee shall be assumed to be included in the annual management fee.

(d)

If either Party fails to comply with any of its obligations under this Clause, the other Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

* The European Union Emission Trading System’s Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 laying down rules for the application of Directive 2003/87/EC requires a signed document clearly indicating that the Managers have been duly mandated by the Owners for the Managers to assume responsibility under subclause (b).

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PART II

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

11.	Insurance Policies
The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:

(a)

at the Owners’ expense, the Vessel is insured for not less than its sound market value and what is required by the terms of any applicable ﬁnancing agreement or entered for its full gross tonnage, as the case may be, for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii)  protection and indemnity risks with a P&I Club which is a member of the International Group of P&I Clubs (including but not limited to pollution risks, diversion expenses and Crew Medical Expenses;

NOTE: If the Managers are not providing crew management services under subclause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with subclause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see subclause 11(a)(ii) above).

(iii) war risks (including but not limited to piracy, blocking and trapping, protection and indemnity, terrorism and crew risks) and FDD; and

(iv)  such optional insurances as may be mutually agreed by the parties in writing (such as piracy, kidnap and ransom, loss of hire and  delay) and such other customary or special insurances, certiﬁcates of ﬁnancial responsibility for trading in US waters (to be arranged by Owners) as required by Managers, at the cost of the Owners, as a non-budget expense (see Box 12).

Subclauses 11(a)(i) through 11(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (“the Owners’ Insurances”);

(b)	all premiums and calls on the Owners’ Insurances are paid by their due date;

(c)

the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover and that the Owners' Insurances require that the insurer provides the Managers and the Owners with at least thirty (30) days prior written notice of cancellation or termination. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners’ Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances. In any event, on termination of this Agreement in accordance with Clause 30 (Duration of the Agreement) and Clause 31 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d)

written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners’ compliance with their obligations under this Clause 11 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

For the avoidance of doubt and notwithstanding any insurance arrangements made by the Owners, no liability for premium shall be imposed on the Managers.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

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12.	Owners’ Receivables and Expenses

(a)

Except as provided in subclause 12(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Operating Account.

(b)

All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in subclause 13(c)) may be debited in the Operating Account but shall in any event remain payable by the Owners to the Managers on demand.The Managers shall provide the Owners with quarterly unaudited accounts.

(c)

The Owners agree and accept that authorized representatives of the Managers (as nominated by the Managers from time to time) shall have signing authority in relation to the Operating Account (even if the Operating Account is held in the name of the Owners or other, as the parties may decide) for the purposes of

(i) effecting those payments to third parties for which the Managers are responsible pursuant to this Agreement;

(ii) to satisfy amounts payable by Owners to Managers under the terms of this Agreement; and

(iii) in order to obtain reimbursement for costs and expenses incurred by the Managers pursuant to Clause 13 (Management Fees and Expenses), additional clause 45 (Additional Costs) or otherwise under this Agreement.

(d)

The Managers shall notify the Owners in the event that it is likely that the balance held in the Operating Account is, or is likely to be, insufficient to meet the purposes set forth in Clause 12 (c) above.

(e)

All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into the Operating Account which is a bank account in the name of the Owners with Piraeus Bank or as may be otherwise advised by the Owners in writing.

(f)	All emission allowances collected by the Managers under Clause 6 (Commercial Management) shall be deposited into the account advised by the Owners in writing.

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13.	Management Fees and Expenses

(a)

(i) The Owners shall pay to the Managers a predelivery management fee as stated in Box 15(i) at the same time as the Owners pay the first instalment of the daily management fee to the Managers according to subclause 13(a)(ii). The predelivery management fee shall start accruing from the date an MOA is signed in case of second hand purchases or the date of steel cutting for new building ships and shall be payable to the nominated bank account stated in Box 17.

(ii) The Owners shall pay to the Managers a daily management fee as stated in Box 15(ii) for their services as Managers under this Agreement, which shall be payable monthly in advance, the first instalment (pro rata if appropriate) being payable as from Delivery and subsequent instalments being payable at the beginning of every calendar month. The daily management fee shall be payable to the nominated bank account stated in Box 17.

(iii) In the event Delivery of the Vessel does not take place for any reason other than default by the Managers, the predelivery management fee stated in Box 15(i) shall remain payable by the Owners to the Managers.

(iv) In addition to the above management fees the Owners shall pay to the Managers:

(aa) from the time that the fixture is concluded, a commercial management fee equal to 1.25% of the Vessel Revenue in connection with such fixture; and

(bb) upon delivery of the Vessel to a third party buyer, a brokerage S&P fee of 1% of the respective MOA sale price of the Vessel to such third party (being any person other than an Affiliate of the Owners).

The management fee and any other fees and commissions as above shall be payable to the Managers’ nominated account stated in Box 17.

(v) the Owners shall pay into the Operating Account:

(i) on a three month interval basis and at least 7 Business Days before the first day of each such three month interval, an amount in Dollars equal to the budgeted amount for such upcoming three month interval as set forth in the annual budget then in effect (or such other amount as the parties may mutually agree); and

(ii) within 7 Business Days of the Owners’ receipt of a Request for Funds (such amount being, if necessary, to cover any extraordinary item of expenditure, such as emergency repair costs or additional insurance premiums required for the operation of the Vessel net of all bank remittance charges and withholdings). Please see additional Clause 45 (Additional Costs).

(b)	Every February, the daily management fee shall be subject to an annual review and shall be presented in the annual budget in accordance with subclause 14(a).

(c)

The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 13 (Management Fees and Expenses) the Owners shall reimburse the Managers for postage and communication expenses or surveyors, other travelling expenses, and other out of pocket expenses properly incurred by the Managers in the performance of the Management Services.

Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed shall be charged in accordance with Box 16. The Owners shall pay to the Managers or, as the case may be, reimburse the Managers for any and all costs and expenses (including without limitation travelling costs and expenses) to be incurred or as the case may be, incurred by the Managers in connection with the Managers’ performance of the Management Services.

(d)

If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 18, a 50% reduction of the daily management fee for the period exceeding such period until one (1) month before the Vessel is again put into service shall apply. If the Managers are providing crew management services in accordance with subclause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners’ account.

(e)

(f)

All payments of fees and any other payments due to the Managers under this Agreement shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future stamp or other taxes, levies, fees, charges, restrictions or conditions of any nature. If the Owners are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Owners in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Managers receive a net sum equal to the amount which they would have received had no such deduction or withholding been required to be made.

(g)

Any change of the nominated bank account stated in Box 17 or the Operating Account shall only be made in accordance with a secure protocol agreed between the Parties in writing, which shall include a secondary verification process. Under no circumstances shall any change of the nominated bank account be made by email alone.

(h)

The Managers shall invoice all amounts payable under Clauses 13 (a) and (c) to the Owners, and the Owners shall pay by transfer, if necessary, to the nominated bank account stated in Box 17 or the Operating Account or any other account as requested by the Managers, within seven (7) Business Days of the date of receipt of the relevant invoice.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

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14.	Budgets and Management of Funds

(a)

The Managers’ initial budget (including predelivery costs and expenses, as applicable) is set out in Annex “C” hereto. Subsequent budgets shall be for twelve (12) month periods and shall be prepared by the Managers and presented to the Owners not more than one (1) month after the end of the previous budget year. Budgets to be substantially based on the previous year's budget with logical adjustments.

(b)

The Owners shall state to the Managers in a timely manner, but in any event within one (1) month of presentation, whether or not they agree to each proposed annual budget. In the event no response is received by the Managers within a week the budget shall be deemed approved. In the event of non agreement the previous year's budget inflated by 5% will be applied.

(c)

Following the agreement of the budget, the Managers shall each month request the Owners to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers (if payable by the Owners), any scheduled or not drydockings or provisions. Such funds shall be received by the Managers within ten (10) running days after the receipt by the Owners of the Managers’ request and shall be held to the credit of the Owners.

(d)

The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant United States Generally Accepted Accounting Principles or such other standard as the Parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers’ offices or by electronic means, provided reasonable notice is given by the Owners. The Owners shall be entitled to request and receive copies of all accounts, statements and their supporting vouchers, which the Managers shall provide forthwith upon Owner's request.

(e)	Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

SECTION 5 – Legal, General and Duration of Agreement

15.	Trading Restrictions

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew’s employment and shall review such trading restrictions if warranted during the period of this Agreement. In any event the Owners shall ensure that the Vessel will not trade or call at any place which is subject to Sanctions nor will transport any cargoes which are sanctioned or are in any way connected to any state or person (individual or corporate) which is subject to any Sanctions. For this clause "Sanctions" shall have the same meaning as in clause 28.

16.	Replacement

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of subclause 5(a) (Crew Management), then such replacement shall be at the Managers’ expense.

17.	Managers’ Right to Subcontract

The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld, however, the Managers may use their Affiliates to provide services ancillary to the Management Services. In any event the Managers shall remain fully liable for the due performance of the Management Services under this Agreement.

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PART II

18.	Change of Control

Each Party undertakes to provide the other at least fifteen (15) days’ written notice of any proposed change of Control  as defined herein of such Party. The other Party shall be deemed to consent if it does not object in writing within five (5) days of receipt of the written notice. If the other Party reasonably objects and agreement cannot be reached, then either Party may terminate this Agreement in accordance with subclause 31(f).

19.	Responsibilities

(a)	Force Majeure

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) plague, epidemics or pandemics;

(vi) earthquakes, landslides, floods or other natural disaster or extreme natural event;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;

(viii) ionising radiation or contamination by radioactivity, chemical or biological contamination;

(ix) fire, accident, explosion except where caused by negligence of the Party seeking to invoke force majeure; and

(x) any other similar cause beyond the reasonable control of either Party.

(b)	Liability to Owners

(i) Without prejudice to subclause 19(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the gross negligence or wilful default of the Managers (including their Affiliates) or their employees or agents, or subcontractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of two (2) times the annual management fee payable hereunder.

(ii)  Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under subclause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 19 (Responsibilities).

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PART II

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under subclause 19(b), the Owners hereby undertake to keep the Managers (including their Affiliates) and their employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

Without limiting the generality of the above, the Owners shall indemnify and hold harmless and defend the Managers against any and all claims and demands (including costs and reasonable attorney fees in defending such claims and demands), whether or not such claims or demands be found to be valid, of whatsoever kind or nature and by whomsoever asserted for injury to persons or damage to property arising or in any way connected with the condition, use or operation of the Vessel or the performance of the Management Services in good faith hereunder, including but not limited to claims for damages or injuries to, or loss of property, cargo or personal effects, claims for damages for personal injury or loss of life or pollution or damage to the environment.

(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including every Affiliate and subcontractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 19 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 19 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including Affiliates and subcontractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement and shall be entitled to benefit from and enforce this Agreement in accordance with the Contracts (Rights of Third Parties Act 1999) or any statutory modification or re-enactement thereof, but the consent of such persons shall not be required for any amendment, supplement or substitution of this Agreement or any provision thereof..

20.	General Administration

(a)

(b)

The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d)

The Managers shall have power to obtain appropriate legal or technical or other outside expert advice, in consultation with the Owners, in relation to the handling and settlement of claims in relation to subclauses 20(a) and 20(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel.

(e)

On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel under this Agreement to the extent permitted by relevant legislation.

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On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.The Owners shall ensure that all information given to the Managers pursuant to this Clause 20 is true and accurate in all respects. The parties to this Agreement shall cooperate with each other in good faith and in a manner which allows the parties to this Agreement to perform their respective responsibilities under this Agreement.

(f)	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

(g)	Any costs incurred by the Managers in carrying out their obligations according to this Clause 20 shall be reimbursed by the Owners.

21.	Managers’ Information System

(a)	The Managers will provide the Owners access to the Vessel’s data through the Managers’ digital information platform.

(b)

The Owners agree that the Managers have full and sole ownership of the Managers’ digital information platform, including intellectual property rights and copyright under law, and that the Owners shall be granted access to it for the duration of the Agreement only and shall relinquish any interest in it thereafter.

22.	Vessel’s Information and Data

All accounts, documents and information, including electronic data, relating specifically to the Vessel and its operation (“Vessel Information”) shall be the property of the Owners. Upon termination of this Agreement the Managers shall release the Vessel Information to the Owners, if so requested. The Vessel Information shall be provided to the Owners, originals where possible or otherwise certified copies, with electronic data in a mutually agreed form. The Managers may retain copies of the Vessel Information.

23.	Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

24.	Compliance with Laws and Regulations
The Parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

25.	MLC

For the purposes of this Clause:

“MLC” means the International Labour Organization (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)

Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b)	The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf.

(c)

The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

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PART II

26.	Personal Data Protection

For the purposes of this Clause:

“Data Subject” means any identified or identifiable natural person, including Crew.

“Personal Data” means any information relating to any Data Subject connected with the Management Services.

“DPR” means any data protection regulations applicable to the Parties in relation to the Management Services, including the European Union General Data Protection Regulation (GDPR).

(a)	The Parties shall each ensure compliance with the DPR in respect of Personal Data, with particular regard to:

(i) its collection and use; (ii) its safeguarding; (iii) any transfer to third parties; (iv) its retention; and (v) the protection of Data Subjects’ rights.

(b)	The Parties shall have proper notification and response procedures for any Personal Data breach.

(c)	The Parties agree to conduct or submit to audits or inspections in accordance with the DPR.

27.	Cyber Security

For the purposes of this Clause:

“Cyber Security Incident” is the loss or unauthorised destruction, alteration, disclosure of, access to, or control of a Digital Environment.

“Cyber Security” is technologies, processes, procedures and controls that are designed to protect Digital Environments from Cyber Security Incidents.

“Digital Environment” is information technology systems, operational technology systems, networks, internet- enabled applications or devices and the data contained within such systems.

(a)	Each Party shall:

(i) implement appropriate Cyber Security measures and systems and otherwise use reasonable endeavours to maintain its Cyber Security;

(ii) have in place appropriate plans and procedures to allow it to respond efficiently and effectively to a Cyber Security Incident; and

(iii) regularly review its Cyber Security arrangements to verify its application in practice and maintain and keep records evidencing the same.

(b)	Each Party shall use reasonable endeavours to ensure that any third party providing services on its behalf in connection with this Agreement complies with the terms of subclause (a)(i)-(iii).

(c)	If a Party becomes aware of a Cyber Security Incident which affects or is likely to affect either Party’s Cyber Security, it shall promptly notify the other Party.

(i) If the Cyber Security Incident is within the Digital Environment of one of the Parties, that Party shall:

(1) promptly take all steps reasonably necessary to mitigate and/or resolve the Cyber Security Incident; and

(2) as soon as reasonably practicable, but no later than twelve (12) hours after the original notification, provide the other Party with details of how it may be contacted and any information it may have which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

(ii) Each Party shall share with the other Party any information that subsequently becomes available to it which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

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PART II

28.	Sanctions

(a)	For the purposes of this Clause:

“Sanctioned Activity” means any activity, service, carriage, trade or voyage subject to sanctions, prohibitions or restrictions imposed by a Sanctioning Authority.

“Sanctioning Authority” means the United Nations, European Union, United Kingdom, United States of America, Greece, the country of the flag of the Vessel or any other applicable competent authority or government.

“Sanctioned Party” means any persons, entities, bodies, or vessels designated by a Sanctioning Authority.

(b)	On entering into and throughout the duration of this Agreement:

(i) Owners and Managers warrant for themselves that they are not a Sanctioned Party and that any performance under this Agreement shall not constitute a Sanctioned Activity;

(ii) Owners warrant that the Vessel is not a Sanctioned Party and will not be used for any Sanctioned Activity;

(iii) Managers warrant that (to the best of their knowledge and belief) they will not subcontract any of their duties or obligations under this Agreement to any Sanctioned Party.

(c)

If at any time during the performance of this Agreement either Party becomes aware that the other Party is in breach of any warranty given under subclause 28(b), the Party not in breach may terminate this Agreement with immediate effect by giving notice to the Party in breach. Provided that this right of termination shall not be exercised without first giving 15 days' prior notice in writing of the Party suspected to be in breach of said warranty with details of the alleged violations and without first giving said Party the right to remedy any alleged breaches within a period of at least 15 days by taking any appropriate steps with any competent authority.

(d)	Notwithstanding anything in this Clause to the contrary, neither Owners nor Managers shall be required to do anything which constitutes a Sanctioned Activity.

(e)

Notwithstanding any other provision in this Agreement, Owners and Managers shall be liable to indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from any breach of the warranties given under subclause 28(b).

29.	Anti-Corruption

(a)

The Parties agree that in connection with the performance of this Agreement they shall each comply at all times with all applicable anti-corruption legislation and shall use their best endeavors to procure so that their employees, agents and sub contractors will also comply with the same.

(b)	Notwithstanding any other provision in this Agreement, if either Party fails to comply with any applicable anti- corruption legislation:

(i)  it shall defend and indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from such breach; and

(ii) the non-breaching Party shall be entitled to claim any direct losses, damages and costs resulting from the breach.

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30.	Duration of the Agreement

(a)

This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either Party by giving prior written notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 19 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 31 (Termination).

(b)

Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

31.	Termination

(a)	Owners’ or Managers’ default

If either Party fails to meet their obligations under this Agreement, the other Party may give notice to the Party in default requiring them to remedy it. In the event that the Party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(b)	Notwithstanding subclause 31(a):

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners shall not have been received in the Managers’ nominated account in Box 17 or by transfer to the credit of the Operating Account, as the case may be,within ten (10) days of receipt by the Owners of the Managers’ written request, or if the Vessel is repossessed.

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii)  If either Party fails to meet their respective obligations under subclause 5(b) (Crew Insurances) and Clause 11 (Insurance Policies), the other Party may give notice to the Party in default requiring them to remedy it immediately, failing which the other Party may terminate this Agreement with immediate effect by giving notice to the Party in default.

(c)	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel to a non affiliated third party or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end. In case of sale to an affiliated third party this Agreement to be novated as necessary.

(d)	For the purpose of subclause 31(c) hereof:

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owners cease to be the registered owners of the Vessel;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent court or tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of subclause 31(d)(ii).

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PART II

(e)

(f)

In the event the Parties fail to agree to a change of Control in accordance with Clause 18, either Party may terminate this Agreement by giving the other Party not less than one (1) month’s notice, the result of which will be the termination of the Agreement upon the expiry of the notice period.

(g)

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(h)

 In the event of the termination of this Agreement for any reason other than default by the Managers the management fee payable to the Managers according to the provisions of Clause 13 (Management Fees and Expenses), shall continue to be payable for a further period of the number of months stated in Box 20 as from the effective date of termination. If Box 20 is left blank then ninety (90) days shall apply.(i)In addition, where the Managers provide Crew for the Vessel in accordance with subclause 5(a) (Crew Management), the Owners shall pay any Severance Costs which may be incurred The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(j)	The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

(k)

The Managers shall be entitled to terminate this Agreement if the Emission Allowances and FuelEU costs are not timely received in full by the Managers from the Owners in accordance with clause 10 (Emission Trading Scheme Allowances) and clause 54 (BIMCO FuelEU Maritime Clause).

32	BIMCO Law and Arbitration Clause 2020

The Parties have been given a choice of law and arbitration alternatives in Part I and this is the clause that shall apply.

(a)

This contract (and any non-contractual obligations arising out or in connection with it) shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this contract shall be referred exclusively to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause. The seat of arbitration shall be London even where any hearing takes place in another jurisdiction.

(b)

The reference shall be to three (3) arbitrators.A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if had been appointed by agreement.The third arbitrator to be appointed by the two arbitrators so appointed failing which the third arbitrator to be appointed by the President of the LMAA at the time.

(c)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms.

(d)

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure. In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 200,000 (or such other sum as the parties may agree) the parties may agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

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PART II

(e)

The terms, procedures and rules referred to in subclauses (c) above shall be those current at the time when the arbitration proceedings are commenced. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to agree for the appointment of a sole arbirator.

(f)

Any and all notices and communications in relation to any arbitration proceedings under this Clause, including commencement notices and appointment of arbitrators, shall be treated as effectively served from the date and time the e-mail was sent if sent by e-mail to the e-mail address of the Owners stated in Box 23 and of the Managers stated in Box 24, respectively.

Either Party shall be entitled to change and/or add to the e-mail addresses by sending notice of change to the other Party at the address in Box 23 and Box 24 respectively (or, if previously amended by notice, the relevant amended addresses).

Nothing in this clause shall prevent any notice and communication in relation to any arbitration proceedings in connection with this contract being served by other effective means.

33.	BIMCO Mediation/Alternative Dispute Resolution Clause 2021

(a)

In the event of a dispute or difference arising under, out of or in connection with this Agreement either Party may at any time, either prior or subsequent to the commencement of any proceedings, invite the other to participate in an alternative dispute resolution (ADR) procedure including (but not limited to) mediation, early neutral evaluation and/or early intervention by written notice to the other Party.

(b)	The other Party shall within fourteen (14) calendar days of receipt of such notice reply in writing either agreeing to participate or declining to participate, giving reasons for declining.

(c)	If the Parties agree to participate in an ADR procedure, they shall both take such steps as are necessary to progress the ADR procedure in good faith and without undue delay.

(d)	The Parties’ participation in the ADR procedure shall not affect the rights of either Party to seek such relief or take such steps as it considers necessary to protect its interests.

(e)

Subject to subclause (g), the ADR procedure shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to any Tribunal and/or Court in any subsequent or on-going proceedings except to the extent that they are disclosable under the law and procedure governing the relevant proceedings.

(f)	Unless otherwise agreed, each Party shall bear its own costs incurred in the ADR procedure and the Parties shall share equally any third party costs and expenses.

(g)

If the other Party does not agree to participate in any ADR procedure under this Clause, that fact may be brought to the attention of the competent Tribunal and/or Court and may be taken into account by such Tribunal and/or Court when allocating the costs of the proceedings as between the Parties.

(Note: The Parties should be aware that the ADR process may not interrupt time limits.)

34.	Notices

(a)

All notices given by either Party or their agents to the other Party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other Party as set out in Boxes 25 and 26 or as appropriate or to such other address as the other Party may designate in writing.

A notice may be sent by registered or recorded mail, courier, email or delivered by hand in accordance with this subclause 34(a).

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

23

PART II

(b)	Any notice given under this Agreement shall take effect on receipt by the other Party and shall be deemed to have been received:

(i)  if sent by registered or recorded mail, on the seventh (7th) day after posting;

(ii)  if sent by email, on the day of transmission; and

(iii)  if delivered by courier or by hand, on the day of delivery.

And in each case proof of posting, couriering, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

35.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date stated in Box 1 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the Parties.

36.	Third Party Rights

Except to the extent provided in subclauses 19(c) (Indemnity) and 19(d) (Himalaya), no third parties may enforce any term of this Agreement.

37.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

38.	Waiver

A waiver of any breach or provision of this Agreement shall only be effective if it is made in writing and signed by an authorised signatory of the Party who is waiving such breach or provision. Any waiver of a breach of any term of this Agreement shall not be deemed a waiver of any subsequent breach and shall not affect the enforceability of any other term of this Agreement.

39.	Warranty of Authority

The Owners and the Managers each warrant and represent that the person whose signature appears in Part I hereto is its representative and is duly authorised to execute this Agreement as a binding commitment of such Party.

40.	Confidentiality

(a)

This Agreement and all information or data provided or obtained in connection with the performance of this Agreement is and shall remain confidential and not be disclosed without the prior written consent of the other Party, provided however that each Party may disclose confidential information to its Affiliates, employees, agents, subcontractors and/or professional advisors for the performance of this Agreement or for legal or compliance purposes.

(b)

The Parties shall use their best efforts to ensure that such information shall not be disclosed to any third party by any of their Affiliates, employees, agents, subcontractors and/or professional advisors.

(c)	This Clause shall not apply to any information or data that has already been published or is in the public domain.

(d)	All information and data provided by a Party is and shall remain the property of that Party.

41.	BIMCO Electronic Signature Clause 2021

(a)

For the purpose of this Clause “Electronic Signature” shall mean data in electronic form which is attached to or logically associated with other data in electronic form and which is used by a signatory to sign and includes, without limitation, typing a name into a contract, inserting a signature (in the form of an image) into a contract or using a web-based electronic signature platform to generate an electronic representation of a handwritten signature or a digital signature using public key encryption technology.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

24

PART II

(b)

The Parties agree that this Agreement, and any documents to be signed in connection herewith, may be electronically signed and the use by a Party of an Electronic Signature shall, for the purposes of validity, enforceability and admissibility, be conclusive evidence of that Party’s intention to be legally bound as if such signature had been written by hand.

(c)

In the event that an Electronic Signature is, for any reason whatsoever, not recognised by any relevant person, entity or authority in any applicable jurisdiction, each Party undertakes, upon request, to promptly provide a handwritten signature on any relevant document.

(d)

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. A counterpart bearing an Electronic Signature shall satisfy the requirements of this Clause.

42.	Interpretation

In this Agreement:

(a)	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day

“Day” means a calendar day unless expressly stated to the contrary.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

25

ANNEX A

ANNEX “A” (DETAILS OF VESSEL OR VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

Date of Agreement:  18  November 2025

Name of Vessel(s):  HELLAS AVATAR

Particulars of Vessel(s): CALL SIGN: 9HA3998

FLAG: MALTA

TYPE:  DOUBLE HULL OIL AND CHEMICAL TANKER, Ship Type 2 and Ship Type 3

PLACE / YARD OF BUILT: KOREA/HMD/2015 CLASS:  LLOYDS REGISTER

GRT: 29410 MT

NRT: 13854 MT

LOA: 182.06 m

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

26

ANNEX B

ANNEX “B” (DETAILS OF CREW)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2024

Date of Agreement: 18 November 2025

Details of Crew:

01	Master (Greek or Philippines or Eastern European Nationality]

02	Chief Officer [Greek or Philippines or Eastern European Nationality]

03	2nd Officer (Greek or Philippines or Eastern European Nationality]

04	2nd Officer

05	3rd Officer

06	Deck Cadet

07	Chief Engineer [Greek or Philippines or Eastern European Nationality]

08	2nd Engineer [Greek or Philippines or Eastern European Nationality]

09	3rd Engineer (Greek or Philippines or Eastern European Nationality]

10	4th Engineer

11	Engine Cadet

12	Electrician

13	Pumpman

14	Bosun

15	AB

16	AB

17	AB

18	OS

19	OS

20	Fitter

21	Wiper

22	Cook

23	Assistant Cook

24	Messman

Total crew compliment: 24

All crew members of Philippine nationality unless otherwise stated above.

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27

ANNEX “C” (BUDGET)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2024

Date of Agreement: 18 October 2025

Managers´ initial budget with effect from the commencement date of this Agreement (see Box 2):

(A) OPEX BUDGET

LATSCO Marine Management Inc.

ITEM DESCRIPTION	Months in operation (in YEAR)	12
	MAIN CATEGORY	US$
		YEAR 1
CREW EXPENSES
Crew Wages
	Yearly cost	1 427 257
	Cost per day	3 910
Other Crew Expenses
	Yearly cost	127 804
	Cost per day	350
Victualing
	Yearly cost	96 000
	Cost per day	263
TECHNICAL COSTS
Stores
	Yearly cost	108 677
	Cost per day	298
Spares
	Yearly cost	217 850
	Cost per day	597
Lubricants
	Yearly cost	72 500
	Cost per day	199
Repairs & Services
	Yearly cost	181 887
	Cost per day	498
OTHER COSTS
Miscelaneous
	Yearly cost	60 722
	Cost per day	166
TAX AND DUES
	Yearly cost	29 258
	Cost per day	80
INSURANCES
	Yearly cost	151 652
	Cost per day	415

GRAND TOTAL COST		2 473 607
PER DAY		6 777

(B) BUDGET ASSUMPTIONS

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28

ANNEX D

MANAGING COMPANY: Latsco Marine Management Inc.

Estimates provided are based on the following assumptions:

1.

Figures presented for all categories consider twelve (12) months operation - any smaller operating period shall be adjusted, bearing in mind payment of contractual obligations (maintenance agreements, classification fees, LSA, FFA, Navtor, etc.) that might have taken place before (or will take place after) the Vessel's entry into the new agreement.

2.	Other Crew Expenses include:

•	Flag State endorsements for officers and crew; issuance of VISA's; reissuance of contracts due to promotion or extensions; reimbursement for excess baggage;
•	Training as per Managers' Crew Training Matrix standards and obligations (including standard training; in house seminars; familiarization process; (de)briefing process);
•	Working clothes which cover for all uniforms and PPE as required by Managers for all hired seafarers (the package includes boiler suits / parkas jacket/ safety shoes/ travelling bag);
•	Crew travelling which cover for crew changes in high traffic ports. Such ports indicatively cover for ports of Singapore, Houston, Fujairah, Rotterdam, Suez and Gibraltar, Panama.
•	Medical insurance package offered for Philippino crew members & Medical consultation services (24/7) for all crew onboard, as per Managers' policy.
•	Crew pre-engagement medical examinations.

3.	Covid-19 related expenses are not included in the budget.

4.

Victualling include supplies regarding crew provisions in key hub ports, such as Korea, Singapore, Houston, Fujairah, Rotterdam. Extraordinary onboard delivery costs (launch services, local handling fees etc) and any extra portions that may be required to be provided to visitors (terminal personnel, cargo surveyors etc.) are not included.

5.	Stores include deck, engine, navigation and cabin requirements of consumable items.

6.	Spares include items for the regular replacement of machinery parts under planned maintenance system and without considering extraordinary defects. Costs are based on budgets of similar type vessels.

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29

ANNEX D

7.	Shipping and handling costs for spares are included in this category and covers costs for supplies in key hub ports. Such ports are indicatively Korea, Singapore, Houston, Fujairah, and Rotterdam.

8.

Lubricants: Budget incorporates the operational profile and trade of the Vessel with feed rates in use and normal replacement intervals on auxiliary engines, in line with Makers recommendations, consideration of various oil grades, sweep and onboard residual iron and BN measurements and average purchase prices.

9.	EAL Type Lubricants required for VGP Compliance have not been considered and the provided budget has been based on the use of mineral oils.

10.

Repairs and service expenses are based on our experience with ships of similar age and type and include Classification Fees for routine surveys; all ISM / ISO / Security/ MLC Management Certificates; Computer Services for Vessel and office; Drug & Alcohol services; Underwater Inspections; Superintendent attendances (See Note 1); Radio and Navigation equipment maintenance and annual inspections.

11.	Costs related to remote monitoring of systems the Vessel may have installed (MAN CEON, KYMA/DANELEC and other, as applicable.) has not been considered in the provided figures.

12.	Miscellaneous costs include communication; bank charges; log books; courier; postage; insurance of equipment; equipment maintenance; photocopies; and, other legal fees.

13.	Miscellaneous costs also include the telecommunication costs in which the provision of crew free internet for all seafarers as per Managers' Policy.

14.	Cost regarding derrating/sanitation certificates is not part of this estimation and will be debited to Owners at cost, as voyage expenses.

15.	Flag State dues e.g., registration, tonnage dues, etc., are included. All the registration fees and other costs are calculated on the basis of a Maltese Flag vessel.

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30

ANNEX D

16.	Fuel additives are not included in OPEX and are accounted as voyage expenses.

17.	Fuel sampling and laboratory analysis are considered out of budget and the Owners shall provide the Managers with such additional funds as may be required.

18.

US EPA VGP required analysis (ballast water, sewage, grey, bilge, EGCs) are not included in OPEX and are accounted as voyage expenses and the Owners shall provide the Managers with such additional funds as may be required.

19.

Chemicals that may be required for the operation of the BWTS (TRO calibration kits, sodium thiosulphate, other depending on the technology employed) are not included in OPEX and are accounted as voyage expenses and the Owners shall provide the Managers with such additional funds as may be required.

20.

Marpol Annex VI Tier Ill (if applicable) compliance required additives (Urea, NaOH, other) and calibration of associated sensors are not included in OPEX and are accounted as voyage expenses and the Owners shall provide the Managers with such additional funds as may be required.

21.

Exhaust Gas Scrubber (if installed) calibration of installed sensors and instrumentation are not included in OPEX and are accounted as voyage expenses and the Owners shall provide the Managers with such additional funds as may be required.

22.

EU ETS Allowances (EUAs) and Fuel EU are not included in OPEX and are accounted as voyage expenses. The Owners shall provide the Managers with such additional funds as may be required or deliver the required EUAs to the Managers at least one month prior to the required surrender/submission date from the Managers to the Flag Administration responsible to collect.

23.

Costs Related to the verification of IMO DCS, EU MRV and UK MRV by third party independent verifier are not included in OPEX and Owners shall provide the Managers with such additional funds as may be required.

24.	Insurance costs are included for reference only.

25.

Any extraordinary trading cost (including but not limited to AMPD, COFR, ENOA/D, ICB, EWR coverage, Ransom and Kidnap coverage, security guard, special arrangement for transiting pirate infested areas, CoC, Lay-by Berths, OSRO Coverage, Fire Fighting/Salvage/Lightering Coverage, Asian Health, Japanese customs, Brazilian requirements, any regional requirements, media provider's cost, performance and vetting bonus etc.) will be debited to Owners at cost as voyage expenses, out of the budgeted Operating Expenses. Managers will provide Owners with the respective supporting documentation and as deemed necessary for all such costs and emerging invoices billed.

26.	Services which are provided through contractual agreements that Managers maintain with respective suppliers and/or Makers will follow agreed tariffs without taking any further bids.

27.	Spare parts: for cases of spare parts' directly purchased from Makers, no further offers will be required.

28.	EUR to USD exchange rate used as per agreed annual OPEX Budget.

29.	Notes:

A total of twenty six (26) days per year have been calculated for attendance onboard the Vessel, with inclusion of the travel days. Any other additional day requested by the Owners will be charged at actual cost per day.

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31

 ANNEX E

32

SHIPMAN 2024 –Additional Clauses

43.	OPA

43.1 The Managers will:

i.

arrange for the preparation, ﬁlling and updating of a contingency Vessel Response Plan in accordance with the requirements of OPA and instruct the Crew in all aspects of the operation of such plan; and

ii.

identify and ensure the availability by contract or otherwise of a Qualiﬁed Individual, a Spill Management Team, an Oil Spill Removal Organization (as such terms are deﬁned in the OPA), resources having salvage, ﬁre ﬁghting, lightening and, if applicable, dispersant capabilities, and public relations/media personnel to assist the Owners to deal with the media in the event of discharges of oil.

43.2 The Managers are expressly authorized as agents for the Owners to enter such arrangements by contract or otherwise as are required to ensure the availability of the services outlined in Clause 43.1. The Managers are further expressly authorized as agents for the Owners to enter such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other US Federal or State laws.

43.3 The Owners will pay the fees due to third parties providing the services described above. Any third-party fees shall be included in the Vessel’s voyage expenses.

43.4 On termination of this Agreement, the Vessel Response Plan and all documentation will be returned to the Managers at the expense of the Owners.

44.	Sludges and any other disposal ashore

Without prejudice to Clauses 13 (Management Fees and Expenses), 45 (Additional Costs) or otherwise, disposal of sludge, bilge, garbage produced for whatever reason (including but not limited to tank inspection, repairs, drydock preparation, cargo tank cleaning) and any other disposal ashore compulsory as per local regulation is considered out of any budget submitted by the Managers and the Owners shall under all circumstances provide the Managers with such additional funds as may be required.

45.	Additional Costs

Without prejudice to the generality of Clause 13 (Management Fees and Expenses) or otherwise, the Owners’ representatives’ meals and slop chest, any Charterers’ representatives meals and slop chest, representation costs, gratuity or any additional costs incurred with the aim to safeguard Vessel’s operation and decided in the sole discretion of the Master will be debited to the Owners at cost, the Owners shall transfer, if necessary, any such amounts into the credit of the Operating Account and such amount shall be paid to any third parties by debiting the Operating Account. Any extraordinary trading cost (including but not limited to AMPD, COFR, ENOA/D, ICB, EWR coverage, VGP, EU MRV, EU ETS, FuelEU, UK MRV, IMO DCS, Ransom and Kidnap coverage, security guards, special arrangement for transiting pirate infested areas, bunkers’ supplies, NaOH, BWTS, chemicals or any other costs derived from the nature of the ordered voyage etc.), will be debited to Owners at cost, out of budget, as voyage expenses, under respective accounting codes. The Owners shall transfer, if necessary, any such amounts to the credit of the Operating Account and such amount shall be paid to third parties by debiting the Operating Account.

46.	War, war risk areas trading

46.1 Should the Vessel be ordered to or required to continue to any war, warlike area as deﬁned by JWC or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, which only becomes dangerous, or is likely to be or to become dangerous, after its entry into it, she shall be at liberty to leave it. If the Vessel trades to any such areas where extra costs directly or indirectly incurred as a consequence of such an order, including but not limited to, war risk insurance expenses, premiums, employment of armed guards, bonuses paid to the Crew of the Vessel as required per terms of the relevant employment/union agreements, for a transit through such area, time spent waiting for and joining naval convoys/escorts, etc., unless the same is to be paid by any charterer under a Charter, same will be considered out of the budgeted operating expenses and shall be for Owners’ account and debited to the Owners.

33

46.2        For the purpose of this Clause 46, the words “war risk” shall include war as deﬁned by Vessels’ insurers (whether actual or threatened), any actual, threatened or reported war, act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, laying of mines, acts of terrorists, acts of hostility or malicious damage: blockades (whether imposed against all vessels or imposed selectively against vessels of certain ﬂags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgment of the Managers may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

47.	Sub-let

Any extra cost and expenses necessary for the Owners to perform any sub-letting Charterer contract are excluded from the budget to be submitted by the Managers.

48.	Bunker Quality

48.1

The Owners shall supply and maintain at all times the minimum quantity of bunkers as per the Managers’ standard operating procedures and requirements and for the Vessel (always at Master’s discretion), which shall meet the applicable ISO8217 Standards speciﬁcations (and/or as subsequently amended). If these speciﬁcations are not available then Owners shall make best endeavors to meet them and evidently, demonstrate same. Owners shall also supply bunkers that comply with any other applicable (including regional/local) regulations and/or directives in force in any port and/or trading area where the Vessel is directed to and shall be supplied with required grade in good time before entering any such areas.

Owners to further ensure that bunkers delivered are of a stable and homogenous nature and do not contain waste lubricating oil, chemical waste and/or any other substances which are not inherent to bunkers. Furthermore, the Vessel shall not be obliged at any time to use bunkers which the Managers can demonstrate would be harmful for the Vessel and/or her machinery.

48.2

The Owners to provide that the quantity of the bunkers kept on board is suﬃcient, prior to sailing for the intended voyage plus a safe margin of reserve, as expected by the Managers’ policy/instructions and requirements, if the next voyage is of: less than ten (10) days duration, the minimum safe reserve shall be equal to three (3) days sailing at normal speed consumption, ten (10) to thirty (30) days duration, the minimum safe reserve shall be equal to ﬁve (5) days sailing at normal speed consumption, over (30) thirty days duration the minimum safe reserve shall be equal to seven (7) days sailing at normal speed consumption, in case of transpaciﬁc or transatlantic crossing or in case of passage through High Risk Security areas safe reserve shall be equal to seven (7) days sea sailing at normal speed consumption regardless of the duration of the voyage, in any case the minimum safe reserve shall never be less than three (3) days consumption.

48.3	In the event of a dispute with bunkers’ suppliers regarding the bunkers’ quality, the Managers will advise the Owners for their consideration/decision.

48.4	The Managers will obtain any bunker fuel quality analysis, for every supplied fuel batch, at the Owners’ cost.

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49.	Indemnity - tax

Without prejudice to the general indemnity set out in Clause 19(c), the Owners hereby undertake to keep the Managers, their employees, agents and sub-contractors indemniﬁed and to hold them harmless against all taxes, imposts and duties levied by any government as a result of the trading or other activities of the Owners or the Vessel and that whether or not such taxes, imposts and duties are levied on the Owners or the Managers.

50.	Anti-Piracy

(a)	The Owners shall not permit the Vessel to sail into or transit an area designated by the ITF/IBF, ﬂag or Vessel’s insurers as a piracy area without:

i.	prior notice to and consultation with the Managers; and

ii.	adopting best management practices and other reasonable anti-Piracy measures in their discretion to protect the Vessel and the Crew from unauthorized seizure and risk of boarding.

Notwithstanding anything to the contrary, the Vessel shall not be obliged to proceed or required to continue to or through any port, place, zone or any other area which, in the judgement of the Master is dangerous for the Vessel, her crew, cargo or other persons on board due to any actual, threatened or reported acts of piracy or terrorism.

(b)

Prior to any voyage to or through a Piracy area, Owners shall arrange for the additional insurance, including Kidnap & Ransom insurance, as then oﬀered by international insurance provisions for Piracy risks.

(c)

Crew shall be entitled to such additional allowances as Owners and Managers shall agree. Such additional allowances shall be not less than the amount stipulated by relevant IBF/ITF regulations and expected by the Managers’ management system agreed with Owners.

51.	Cabotage storage and STS

Cabotage storage and frequent ship-to-ship transfers are not considered normal operations and a special evaluation of risk and extra costs will be provided on a case-by-case basis by the Managers. The Owners may request additional operations (subject to Managers’ risk evaluation) after providing to the Managers such additional funds as may be required for such additional duties/operations to be carried out.

52.	Time Limit for Claims

Any and all liabilities of either party to the other arising under this Agreement or otherwise in relation to the Vessel (except in the case of fraud) shall be deemed to be waived and absolutely banned on the relevant date unless prior to the relevant date written particulars of any claim (giving details of the alleged breach in respect of which such claim is made and a preliminary statement of the amount claimed) have been intimated in writing by the claimant by the relevant date and any such claim shall be deemed (if it has not previously been satisﬁed, settled or withdrawn) to have been withdrawn unless arbitration proceedings have been commenced under Clause 32 prior to the expiry of six months after the relevant date. For the purposes of this Clause 52 the “relevant date” is one year after the date of termination, for whatever reason, of this Agreement.

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53.	Authorization of Managers’ Policies

The Managers are authorized by the Owners to implement and enforce the Managers’ policies concerning occupational health, safety, environment, energy conservation, bribery, social responsibility, risk assessment, drugs and alcohol, training, employment, security, cyber security, information systems, software and navigation.

54.	BIMCO FuelEU Maritime Clause

Notwithstanding any other provision under this Agreement, the Owners and the Managers (the “Parties”) hereby agree as follows:

“Compliance Balance” means the measure of the Vessel’s over- or under-compliance with regard to the limits of the yearly average GHG Intensity of the energy used on board by the Vessel during Voyages within the scope of FuelEU Maritime, which is calculated in accordance with Part A of Annex IV of FuelEU Maritime.

“Compliance Balance Statement” means the information and calculations for a Reporting Period, and including (without limitation) the Compliance Balance, as calculated and recorded by the Verifier as set out at Article 16(4) and Article 26 of Implementing Regulation 2024/2027.

“FuelEU Database” means any electronic database for the monitoring and recording of compliance with FuelEU Maritime established by the European Commission.

“FuelEU Document of Compliance” means the document issued by a Verifier or, where applicable, the competent authority of the administering State, confirming that the Vessel has complied with FuelEU Maritime for the applicable Reporting Period.

“FuelEU Maritime” means Regulation (EU) 2023/1805 of the European Parliament and of the Council, governing the use of renewable and low-carbon fuels in maritime transport, and amending Directive 2009/16/EC as amended from time to time, including all implementing acts and delegated acts and regulations.

“FuelEU Monitoring Plan” means the Vessel’s monitoring plan in accordance with FuelEU Maritime.

“FuelEU Penalty” means the penalty in respect of a Reporting Period calculated in accordance with FuelEU Maritime taking into account, where applicable under this Clause, any multiplier as set out in Article 23(2).

“FuelEU Report” means a report as referred to in Article 15(3) submitted in respect of the Vessel and recorded in the FuelEU Database.

“FuelEU Services” means the services provided by the Managers to the Owners under this Clause in performance of the Agreement.

“FuelEU Verification Report” means a verification report as referred to in Article 16 in respect of either a FuelEU Report or Partial FuelEU Report which has been issued by the Verifier and recorded in the FuelEU Database.

“GHG Intensity” means the amount of GHG emissions per megajoule (MJ) of the fuels and energy, expressed in grams of CO2 equivalent units (gCO2eq/MJ), used on board the Vessel under the scope of FuelEU Maritime, calculated in accordance with the methodology set out in Annex I of FuelEU Maritime.

“Partial FuelEU Report” means a report for a Partial Reporting Period as referred to in Article 15(4) submitted in respect of the Vessel and recorded in the FuelEU Database.

“Partial Reporting Period” means a part of a Reporting Period where there is a change in the company (as defined in FuelEU Maritime) during the same calendar year.

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“Pool Verifier” means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been selected to verify the allocation of the total pool compliance balances in a pool including the Vessel, and which might not be the Verifier.

“Reporting Period” means a period from 1 January to 31 December of the year during which information referred to in FuelEU Maritime is monitored and recorded.

“Verification Period” means the calendar year following a Reporting Period.

“Verified Compliance Balance” means the Compliance Balance verified by the Verifier (and the Pool Verifier, as applicable) and recorded in the FuelEU Database in respect of a Reporting Period after accounting for the application (as applicable) of the banking of the Vessel’s compliance surplus or borrowing of an advance compliance surplus between Reporting Periods under Article 20 or the pooling of the Compliance Balance under Article 21.

“Verifier” means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been mutually agreed between the Owners and the Managers to verify the relevant information and data of the Vessel relevant to the FuelEU Database and produce the FuelEU Verification Reports, Compliance Balance Statement and the Verified Compliance Balance(other than in respect of pooling).

“Voyage” means a voyage as defined in Article 3, point (c), of Regulation (EU) 2015/757.

Unless specified otherwise, references to Articles and Annexes in this Clause are to those provided for in FuelEU Maritime.

(a)

The Parties acknowledge that the Vessel is required to comply with FuelEU Maritime and that the Managers (or the Managers’ nominee) shall be the responsible compliance entity for the Vessel in accordance with FuelEU Maritime.

(b)

The Owners shall, by no later than 10 days prior to Delivery, provide the Managers with estimates of all relevant underlying information and data to be contained in a Partial FuelEU Report (where applicable) which shall be complete to the best of the Owners’ knowledge together with any relevant information recorded in the FuelEU Database including the previous two Reporting Periods (where applicable). Thereafter, the Owners shall provide to the Managers a copy of the Partial FuelEU Report no later than one month after Delivery and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) days after receipt from the Verifier.

(c)

In consultation with the Owners, the Managers shall prepare and submit a FuelEU Monitoring Plan for the Verifier’s approval. The Managers shall review the FuelEU Monitoring Plan regularly and if necessary, update and/or modify it. The Owners shall promptly notify the Managers if any fuels or energy to be supplied to the Vessel are not reflected in the FuelEU Monitoring Plan following which the Managers shall promptly seek to update and/or modify and re-submit the FuelEU Monitoring Plan to the Verifier for approval.

(d)

The Owners shall provide to the Managers: (i) bunker delivery notes (BDNs) and electricity delivery notes (EDNs) for fuels and energy supplied to the Vessel; and if applicable, (ii) any associated documentation and/or certification recognised under FuelEU Maritime to the satisfaction of the Verifier in order to meet the sustainability and GHG emissions saving criteria set out under FuelEU Maritime and to obtain any benefit when applying the emission factors set out in Annex II and calculating the GHG Intensity. The Managers shall be entitled to rely on and accept no responsibility for the accuracy of the data and information recorded in any of the BDNs, EDNs and in any associated documentation and/or certification which are to be submitted to the Verifier as well as for the Owners’ failure to supply the same.

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(e)	The Managers shall on a monthly basis provide to the Owners, together with all supporting calculations, the estimates of:

(i)	the aggregated Compliance Balance of the Vessel incurred in the then current Reporting Period; and

(ii)

upon request, the projected aggregated Compliance Balance taking into account any banked compliance surplus or advance compliance surplus borrowed from a previous Reporting Period based on information and documentation available at that point in time. Any estimates of the aggregated Compliance Balance as set out in subclause (e)(i) shall be validated by a third party if required by the Owners at their expense.

(f)

The Managers shall continuously monitor and record the Vessel’s GHG Intensity and all other relevant information and data required under FuelEU Maritime during a Reporting Period and shall promptly provide the Verifier with a FuelEU Report (or, where applicable, a Partial FuelEU Report) in accordance with FuelEU Maritime together with all supporting documents and information as requested by the Verifier.

(g)

The Managers shall promptly notify the Owners of the outcome of the verification of the FuelEU Report (or, where applicable, a Partial FuelEU Report) by the Verifier and provide the Owners with a copy of the FuelEU Verification Report together with the Compliance Balance Statement when available.

(h)

When this Agreement is terminated, the Managers shall, by no later than 10 days prior to the Vessel’s date of redelivery, provide the Owners upon request with estimates of the underlying information and data to be contained in a Partial FuelEU Report together with any relevant information recorded on the FuelEU Database. Thereafter, the Managers shall provide to the Owners a copy of the Partial FuelEU Report no later than one month after redelivery and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) days after receipt from the Verifier.

(i)	The Managers shall periodically monitor the Managers’ potential exposure to a FuelEU Penalty for the Vessel.

(i) The Parties shall agree on the appropriate form and amount of security, which may be adjusted from time to time, to be provided by the Owners to cover the Managers’ corresponding exposure (if any) to the reasonable satisfaction of the Managers. Such security shall be agreed by the Parties and received by the Managers within 10 days of the Managers’ written request failing which the Managers may terminate this Agreement immediately by providing written notice to the Owners.

(ii) Any security provided by the Owners to the Managers under this Clause shall:

(1) be held to the credit of the Owners unless the Managers are required to use the security to meet the Managers’ obligations owed for the Vessel under FuelEU Maritime, in which case the Parties shall agree on the appropriate form and amount of replacement security to be provided by the Owners in accordance with subclause (i); and

(2) in no way prejudice the Owners’ obligation to provide the Managers in a timely manner with sufficient funds required to fulfil the Managers’ obligations for the Vessel under FuelEU Maritime.

(iii) Upon termination of this Agreement, any security or replacement security provided to the Managers in accordance with this subclause shall either be returned to the Owners or cancelled (as appropriate) within 30 days of the termination date unless such security or replacement security is still required to meet the Managers’ obligations under FuelEU Maritime in respect of the applicable Verification Period, in which case such security or replacement security shall be released following receipt of the Owners’ payment under subclause (k)(i) or, where no FuelEU Penalty is payable, upon issuance of the FuelEU Document of Compliance for the corresponding Reporting Period, whichever is earlier.

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(j)	In respect of each Compliance Balance Statement:

(j) In respect of each Compliance Balance Statement: (i) Unless otherwise agreed in writing by the Parties, it is expressly understood that any rights, ownership, entitlements and decisions in respect of the banking, borrowing and pooling of the Compliance Balance, as well as to the identity and appointment of the Pool Verifier (as applicable) shall vest exclusively in the Owners (or the Owners’ nominee) who shall be at liberty to direct, control and allocate the Compliance Balance as they see fit in accordance with FuelEU Maritime.

(ii) No later than 30 days prior to 30 April of the Verification Period, the Owners (or the Owners’ nominee) shall provide instructions and directions to the Managers as to the application and/or allocation of the Compliance Balance in respect of borrowing, banking and/or pooling as well as to the identity and appointment of the Pool Verifier.

(iii) The Managers shall promptly follow the Owners’ (and where applicable, the Owners’ nominee and/or any third parties nominated by the Owners in writing) instructions and directions in respect of borrowing, banking and/or pooling of the Compliance Balance in accordance with subclause (j)(ii).

(iv) The Owners shall bear the risk, liability, benefit and costs arising out of or in connection with the afore-mentioned instructions and directions including any failure to provide such instructions and directions under this subclause (j).

(v) Once the Verified Compliance Balance is available, it shall be communicated by the Managers to the Owners as soon as reasonably practicable.

(k)	Where, in respect of the Verified Compliance Balance, it is determined under FuelEU Maritime that:

(i) a FuelEU Penalty is payable, the Managers shall promptly notify the Owners of such FuelEU Penalty and the Owners shall transfer a sum equivalent to the FuelEU Penalty to the Managers by no later than 30 days before the FuelEU Penalty falls due. Subject to the timely receipt of such funds, the Managers shall pay the FuelEU Penalty promptly thereafter and provide the Owners with a copy of the FuelEU Document of Compliance as soon as reasonably practicable; or

(ii) no FuelEU Penalty is payable, the Managers shall provide the Owners with a copy of the FuelEU Document of Compliance as soon as reasonably practicable.

(l)

Where this Agreement is terminated between 1 January and 30 June of a Verification Period, and the Managers (or the Managers’ nominee) were the responsible compliance entity on 31 December of the previous Reporting Period, the Managers shall remain responsible for complying with its obligations under this Clause. In the event that satisfactory security or replacement security has not been agreed or extended, the Owners shall advance the funds required for payment of the estimated FuelEU Penalty and these funds shall be received on or before termination of this Agreement. Where funds in excess of a FuelEU Penalty have been paid by the Owners or if no FuelEU Penalty is ultimately payable pursuant to the Verified Compliance Balance, the Managers shall promptly return any balance of funds to the Owners.

(m)	FuelEU Service fee is incorporated in the annual management fee.

(n)	Without prejudice to the Managers’ right to terminate this Agreement in accordance with subclause (i) above:

(i) the Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners under subclause (k) and/or (m) are not received in the Managers’ nominated bank account in Box 17 within ten (10) days of receipt by the Owners of the Managers’ written request; and

(ii) in any other circumstances, if either Party fails to meet their obligations under this Clause, the other Party may give notice to the Party in default requiring it to remedy such failure. Should the Party in default fail to remedy the failure within a reasonable time to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(o)

It is expressly agreed that the rights and obligations of the Parties set out in this Clause shall survive the expiration or termination of the Agreement unless or until the Parties have fulfilled or satisfied their respective obligations under FuelEU Maritime.

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